PRESS RELEASE
April 23, 1999

Contact: Michele Walters, Crescent Bank and Trust (706) 692-2424 Charles Buckner, Eagle Bancshares, Inc (770) 621-6294



                           CRESCENT BANKING COMPANY
P.O. Box 668, 251 Hwy 515, Jasper, GA 30143,(706) 692-2424, (800) 872-7941,
                              Fax (706) 692-6820
     _____________________________________________________________________

                            CRESCENT BANKING COMPANY
                      AGREES TO ACQUIRE TOWNE LAKE BRANCH
                             OF TUCKER FEDERAL BANK

     Crescent Banking Company and Eagle Bancshares, Inc. announced that Crescent's wholly owned banking subsidiary, Crescent Bank & Trust Company will acquire the branch and related deposits located at 4475 Towne Lake Parkway, Woodstock, Georgia from Tucker Federal Bank, the largest subsidiary of Eagle
Bancshares, Inc.   The transaction is subject to regulatory approval and is
expected to close within 75 days. Until then, both parties emphasize that the branch will continue to conduct business as usual with the same hours of operation. At March 31, 1999, the branch had approximately $13.6 million of deposits. Crescent Bank has agreed to pay a 6.0% premium for the branch's deposits.

     "We have a continued commitment to serve the customers of the Towne Lake branch and to provide a smooth transition as they begin their relationship with Crescent Bank and Trust," stated Richard B. Inman, Jr., president and CEO of Tucker Federal Bank.

     Crescent Bank currently has two branch locations in Pickens County, Georgia and one branch in Bartow County, Georgia. In addition, Crescent Bank opened a Loan Production Office in Canton, Georgia in February 1999. Crescent Bank expects to convert the Loan Production Office to a full service branch during 1999.

     Don Boggus, Jr., President and Chief Executive Officer of Crescent Bank, said, "Cherokee County is a good business expansion for Crescent Bank. The purchase of the Towne Lake branch accelerates our activities in Cherokee County. We believe that our Cherokee presence will serve the needs of many local residents who have traditionally banked with larger regional and national banks that lack a community focus. In addition, we feel the expansion into the Cherokee County market will continue to enhance shareholder value. We welcome the opportunity to serve the customers of the Towne Lake branch and other residents of Cherokee County with our outstanding array of services. The employees of the branch will become Crescent Bank employees, and will continue to serve customers at the branch."

     Crescent Banking Company is a bank holding company located in Jasper, Georgia with assets of approximately $214 million. The Company's common stock is listed for quotation on the Nasdaq SmallCap Market under the symbol "CSNT".

     Eagle Bancshares, Inc. is a unitary thrift holding company located in Tucker, Georgia whose common stock is listed on the Nasdaq National Market under the symbol "EBSI".